HORIZON GLOBAL

Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-203138
May 21, 2015

VISION:

Enriching Lives Through Better Products

MISSION:

Our mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global, which includes our Cequent Americas and Cequent APEA (Asia Pacific, Europe and Africa) segments, is a market leader in the design, manufacture and distribution of a wide variety of high-quality, custom engineered towing and trailering products. This group of businesses serves several markets, including: original equipment manufacturers, aftermarket and retail customers in the agricultural, automotive, construction, industrial, marine, military, recreational vehicle, trailer and utility end markets. Products include brake controllers, cargo management, heavy-duty towing products, jacks and couplers, protection/securing systems, trailer structural and electrical components, tow bars, vehicle roof racks, vehicle trailer hitches and additional accessories.

KEY MESSAGES

GROWTH

- Strong brands and solid customer relationships across the globe will aid growth in current markets and geography.
- Targeted entry into new markets and geographies will drive additional growth.

MARGIN IMPROVEMENT

- Significant investment has been made in the past several years and will drive future margin improvement.
- Organizing as one global company will drive margin improvement.

EXPERIENCED MANAGEMENT TEAM

- Strong legacy of success will lead the company into the future.
- Ready to run as a stand-alone company.

FUTURE VALUE DRIVERS

EXPAND EXISTING CHANNELS

- Leverage product portfolio and manufacturing footprint to expand existing channels, specifically the ***e-Commerce channel***

EXPAND INTO HIGHER GROWTH MARKETS

- Leverage existing capabilities with ***global OEs***
- Use global manufacturing, distribution network and available products to expand sales in ***Latin America and China***

OPERATIONAL EXCELLENCE

- Flexible manufacturing capability and low-cost sourcing allow quick response to changes in demand
- Opportunities for additional efficiencies and cost leverage

DRIVE MARGIN EXPANSION

- Significant opportunity to benefit from recent investments (acquisitions and plant)
- Reorganizing global operations to operate as a single combined entity

HORIZON GLOBAL

NYSE: HZN • www.horizonglobal.com

Maria C. Duey
mduey@horizonglobal.com • 248-593-8835

DIVERSITY OF REVENUES

REVENUE BY GEOGRAPHY


Africa
Asia
Other Americas
Europe
Australia
U.S.

REVENUE BY PRODUCT CATEGORY


Other
Cargo
Towing
Trailering

REVENUE BY CHANNEL[1]


Retail /
e-Commerce
OEM/OES
Aftermarket

[1] Management estimate based on 2014 revenue.

STRENGTHS

DIVERSE PRODUCT PORTFOLIO OF MARKET LEADING BRANDS

- Diverse portfolio of high-quality and highly-engineered products sold under globally recognized brand names
- Ability to provide complete solutions to satisfy customers' needs

GLOBAL SCALE WITH FLEXIBLE MANUFACTURING FOOTPRINT AND SUPPLY CHAIN

- Global company with manufacturing operations and facilities in 9 different countries, including a global network of third party suppliers – 75% originating in low-cost countries
- Flexible manufacturing capability, low-cost manufacturing facilities and an established supply chain allow for a more efficient response to changes in end-market demand

LONG-TERM RELATIONSHIPS WITH A DIVERSE CUSTOMER BASE

- Customer base spans a broad range of OEs, retailers, e-Commerce websites, distributors, dealers and independent installers
- Customer relationships are well established, many exceeding 20 years

2015 GLOBAL FOOTPRINT


Mississauga, Ontario
Deeside, UK
Tekonsha, Michigan
Helsinki, Finland
Mosinee, Wisconsin
Hartha, Germany
Fairfield, Iowa
South Bend, Indiana
Plymouth, Michigan
Solon, Ohio
El Paso, Texas
Dallas, Texas
Pretoria, South Africa
Chon Buri, Thailand
McAllen, Texas
Juarez, Mexico
Brisbane, Australia
Keysborough, Australia
Auckland, New Zealand
Reynosa, Mexico
Perth, Australia
Facilities
Itaquaquecetuba, Brazil
Christchurch, New Zealand

10% REVENUE CAGR 2010-2014

	2014 Actual	2015 Guidance
Revenues	$611.8 million	Cequent Americas: GDP+ Cequent APEA: 10% headwind in currency
Operating Margin[1]	~7.0%	100 basis points improvement over 2014
Free Cash Flow[2]	$16.6 million	Significant investment cycle completed
Global Reach	2,700 employees world-wide	2,700 employees world-wide

REESE BRANDS
DRAW-TITE
HAYMAN REESE

[1] TriMas 2014 year end earnings presentations. Segment operating profit after special items and before corporate expenses.
[2] S-1 statement filed 03/31/15. Net cash provided by operating activities less capital expenditures.

Registration Statement
The Company has filed a registration statement (including a prospectus) with the SEC for the spin-off to which this communication relates. You should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the spin-off. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by contacting us at 248-631-5467.